Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE NO. 1

The Supplemental Indenture No. 1, dated as of December 20, 2018 (this “Supplemental Indenture No. 1”), among CIGNA CORPORATION (formerly known as Halfmoon Parent, Inc.) (the “Parent Guarantor”), a corporation organized and existing under the laws of the State of Delaware, CIGNA HOLDING COMPANY (formerly known as Cigna Corporation) (the “Company”), a corporation organized and existing under the laws of the State of Delaware and a direct Subsidiary of the Parent Guarantor and HSBC Bank USA, National Association (as successor to Marine Midland Bank, N.A.), as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company and the Trustee are parties to the Indenture, dated as of January 1, 1994 (the “Base Indenture” and, as amended, supplemented and otherwise modified on or prior to the date hereof, including by this Supplemental Indenture No. 1, the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms specified at the time of issuance;

WHEREAS, pursuant to the Base Indenture, the Company has issued its 7.875% Debentures due 2027 and its 8.3% Notes due 2033 (together, the “Notes”);

WHEREAS, Section 901(10) of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to make any provision with respect to matters or questions arising under the Indenture provided that such action does not does not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Parent Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Notes or the Indenture but desires to guarantee unconditionally all of the Company’s obligations under the Notes and the Indenture pursuant to a guarantee on the terms and conditions set forth herein; and

WHEREAS, all conditions and requirements of the Indenture necessary to make this Supplemental Indenture No. 1 a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto.

NOW THEREFORE, for and in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by the parties hereto, the Parent Guarantor, the Company and the Trustee agree as follows:

ARTICLE I

PARENT GUARANTEE

Section 1.01       Parent Guarantee.

(a)          The Parent Guarantor, as primary obligor and not merely as surety, hereby irrevocably and fully and unconditionally guarantees to each Holder of the Notes and to the Trustee and its successor and assigns (the “Parent Guarantee”) on an unsecured, unsubordinated basis and equal in right of payment to all existing and future unsecured, unsubordinated indebtedness of the Parent Guarantor, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes.  The obligations of the Parent Guarantor hereunder shall be joint and several with the obligations of the other Guarantors pursuant to their Guarantees under the Indenture.

(b)          The obligations of the Parent Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Parent Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of the Parent Guarantor under the Parent Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(c)          The Parent Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of the Parent Guarantor.

(d)          The Parent Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1.03) the Parent Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Parent Guarantee. The Parent Guarantee is a guarantee of payment and not of collection.

Section 1.02       Continuing Parent Guarantee.

(a)          The Parent Guarantee shall be a continuing guarantee and shall, subject to Section 1.03, (i) remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)          The obligations of the Parent Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of the Parent Guarantor hereunder and under the Parent Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of the Parent Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or the Parent Guarantor or otherwise, all as though such payment had not been made.

Section 1.03      Release of Parent Guarantee.

(a)          The Parent Guarantor will be automatically and unconditionally released from its obligations under the Indenture and with respect to the Parent Guarantee (any of the following, a “Parent Guarantee Release Condition”):

(i)        with respect to any series of Notes, as applicable, if the Company exercises its defeasance option or its covenant defeasance option as described in Section 1007 of the Base Indenture with respect to such series of Notes or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture in respect of such series of Notes;

(ii)       with respect to all series of Notes, on the date upon which the Company ceases to be a Subsidiary of the Parent Guarantor that is organized or established under the laws of the United States of America, any State thereof or the District of Columbia, or upon the conveyance, transfer or lease of its properties and assets substantially as an entirety to any Person (other than (i) to any Subsidiary of the Parent Guarantor that is organized or established under the laws of the United States of America, any State thereof or the District of Columbia or (ii) to one or more Subsidiaries which are wholly-owned by the Company (except for directors’ qualifying shares));

(iii)      with respect to all series of Notes, upon either (x) the substantially simultaneous termination, release or discharge of indebtedness for borrowed money of the Company or Express Scripts Holding Company, a Delaware corporation (“ESH”) (including any release or discharge that would be conditioned on the termination, release or discharge of any guarantee or indebtedness for borrowed money) or (y) any other event or circumstance, in each case, as a result of which or upon which the aggregate principal amount of indebtedness for borrowed money issued or borrowed by the Company and ESH (collectively) constitutes no more than 20.0% of the aggregate principal amount of indebtedness for borrowed money of the Parent Guarantor and its Subsidiaries, on a consolidated basis, as of such time; or

(iv)      with respect to all series of Notes, upon the release of the Company’s guarantee pursuant to Section 3 of that certain Supplemental Indenture No. 2, dated as of December 20, 2018, among ESH, the Company, the Parent Guarantor and U.S. Bank National Association, as trustee, to that certain Indenture, dated as of September 17, 2018, between the Parent Guarantor and U.S. Bank National Association, as supplemented by that certain Supplemental Indenture No. 1, dated as of September 17, 2018.

(b)          At the request of the Company or the Parent Guarantor, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to such release have been complied with, the Trustee will execute any documents reasonably requested by the Company or the Parent Guarantor evidencing such release.

(c)          If the Parent Guarantor is released from its obligations hereunder pursuant to this Section 1.03, it shall cease to be the “Parent Guarantor” as defined in and for purposes hereof

Section 1.04       Notation Not Required.  Neither the Company nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Guarantee or any release thereof.

Section 1.05       Waiver of Subrogation.  The Parent Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Parent Guarantor’s obligations under the Parent Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights in relation to the Trustee until all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, are paid in full. If any amount shall be paid to the Parent Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to the Parent Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section is knowingly made in contemplation of such benefits.

Section 1.06       Notices.  Notice to the Parent Guarantor shall be sufficient if addressed to the Parent Guarantor care of the Company at the address, place and manner provided in Section 105 of the Base Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.01       Integral Part; Effect of Supplement on Indenture.  This Supplemental Indenture No. 1 constitutes an integral part of the Indenture.  Except for the amendments and supplements made by this Supplemental Indenture No. 1, the Base Indenture shall remain in full force and effect as executed.

Section 2.02       Capitalized Terms.  For purposes of this Supplemental Indenture No. 1:

(a)          Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture;

(b)          All references to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of the Base Indenture; and

(c)          The terms “herein,” hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture No. 1.

Section 2.03       Adoption, Ratification and Confirmation.  The Indenture, as supplemented by this Supplemental Indenture No. 1, is in all respects hereby adopted, ratified and confirmed.

Section 2.04       Trustee Not Responsible for Recitals.  The recitals in this Supplemental Indenture No. 1 are made by the Company, and the Trustee assumes no responsibility for the correctness of such recitals.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 1.

Section 2.05       Counterparts.  This Supplemental Indenture No. 1 may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original and all of which shall constitute but one and the same instrument.

Section 2.06       Governing Law.  This Supplemental Indenture No. 1 and the Parent Guarantee hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.07       Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture No. 1 limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern this Supplemental Indenture No. 1, the latter provision shall control.  If any provision of this Supplemental Indenture No. 1 modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to the Supplemental Indenture No. 1 as so modified or to be excluded, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the date first above written.

CIGNA CORPORATION

By:	/s/ Timothy D. Buckley
Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

CIGNA HOLDING COMPANY

By:	/s/ Timothy D. Buckley
Name:	Timothy D. Buckley
Title:	Vice President and Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Efren Almazan
Name:	Efren Almazan
Title:	Vice President

[Signature Page to Supplemental Indenture No. 1 (Cigna-HSBC)]